Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Azitra, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 99.1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 26th day of February, 2024.

ALPHA 18 INC.

By:	/s/ Noam Dunsky
Name:	Noam Dunsky
Title:	President

By:	/s/ Noam Dunsky
Noam Dunsky